Exhibit 99.1

EyeGate Pharmaceuticals Appoints Eric J. Daniels, MD, MBA, as Chief Development Officer and Closes Acquisition of Bayon Therapeutics, Inc.

EyeGate adds Bayon Therapeutics’ portfolio of vision-restoring small molecules to its development pipeline

WALTHAM, MA, October 26, 2021 – EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG), (“EyeGate” or the “Company”), a clinical stage specialty pharmaceutical company developing and commercializing products for treating ophthalmic diseases, today announced that it has completed the planned acquisition of Bayon Therapeutics, Inc. (“Bayon”) and has appointed Eric J. Daniels, MD, MBA, as its Chief Development Officer, effective as of October 21, 2021. Dr. Daniels will drive ongoing development of EyeGate’s pipeline of novel treatments for eye disease. This includes overseeing the development of a potential vision-restoring small molecule from Bayon, B-203, which acts as a ‘molecular photoswitch’ specifically designed to restore vision in patients with inherited and age-related degenerative retinal diseases.

“Eric joins EyeGate with a track record for enhancing operational capabilities and a strong background in non-clinical and clinical development of ophthalmology drugs,” said Brian M. Strem, PhD, President and Chief Executive Officer of EyeGate. “Further, the Bayon acquisition expands the EyeGate pipeline with an initial opportunity to treat orphan inherited retinal diseases and creates a balanced portfolio of early to mid/late-stage assets and market size opportunities.”

Dr. Daniels has nearly 20 years of operating experience in biotechnology and medical device companies. Prior to joining EyeGate, he served as the CEO of OccuRx Pty Ltd as well as Co-Founder and Director of Bayon, both focused on the development of novel ophthalmic therapeutics. Eric is also a Co-Founder and Director of Okogen, Inc., a specialty ophthalmic biotechnology company. Eric previously served as part of the leadership teams at Puregraft LLC, Tensys Medical, and Cytori Therapeutics, Inc., serving in senior medical, R&D, and commercial roles. Eric holds an MBA from the Anderson School of Management at the UCLA, where he also received his MD from the UCLA School of Medicine. Eric received his BS in molecular biology from the University of California, Berkeley.

Under the terms of the definitive agreement, EyeGate acquired all of the outstanding shares of Bayon, and Bayon became a wholly owned subsidiary of EyeGate. At closing, EyeGate issued a total of 33,798 common shares to the stockholders of Bayon, who will also be eligible to receive up to $7.1 million in additional payments upon the achievement of successive milestones based on clinical trial data and regulatory approval of Bayon products. The milestone payments may be paid, at EyeGate’s discretion, either in shares of common stock or in cash, subject to limitations set forth in the definitive agreement.

About B-203

B-203 is a light sensitive small molecule that acts as a reversible ‘photoswitch.’ The molecule was specifically designed to restore the eyes’ ability to perceive and interpret vision in visually impaired patients. It selectively enters viable downstream retinal ganglion cells (no longer receiving electrical input due to degenerated rods and cones) and turns them into light sensing cells, capable of signaling the brain as to the presence or absence of light. B-203 is expected to enter the clinic in 2022 with an initial focus on patients with later stages of disease progression due to Retinitis Pigmentosa (any and all sub-forms). EyeGate plans to further develop the platform for use in patients with Geographic Atrophy, the later stages of Age-Related Macular Degeneration (dry AMD).

About EyeGate

EyeGate is a clinical-stage specialty pharmaceutical company developing and commercializing products for treating ophthalmic diseases. PP-001, is a next-generation, non-steroidal, immuno-modulatory and small molecule inhibitor of Dihydroorotate Dehydrogenase (“DHODH”) with best-in-class picomolar potency and a validated immune modulating mechanism designed to overcome the off-target side effects and safety issues associated with DHODH inhibitors. In addition, EyeGate is developing Ocular Bandage Gel (“OBG”), a modified form of the natural polymer hyaluronic acid, designed to protect the ocular surface to permit re-epithelialization of the cornea and improve ocular surface integrity. OBG, with unique properties that help hydrate and protect the ocular surface, is in clinical evaluation for patients undergoing photorefractive keratectomy (“PRK”) surgery for corneal wound repair after refractive surgery and patients with persistent corneal epithelial defects. For more information, please visit www.EyeGatePharma.com.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the results and potential benefits of the Bayon acquisition, as well as the development and commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s B-203, PP-001 and OBG products, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, market and other conditions and certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 25, 2021 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contact
Corey Davis, Ph.D.
LifeSci Advisors
(212) 915-2577
cdavis@lifesciadvisors.com